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Exhibit 10(k)





                          LOAN AGREEMENT



       AGREEMENT, made this 17th day of December, 1993 between AMREP CORPORATION ("AMREP") and ANTHONY B. GLIEDMAN ("Borrower").

       1. In reliance upon Borrower's agreements and representations herein contained, AMREP hereby agrees to lend to Borrower up to an aggregate of THREE HUNDRED SIXTY-THOUSAND and no/100 DOLLARS ($360,000.00) (the "Loan") at the times and subject to the terms and conditions hereinafter set forth.

       2. (a) The proceeds of the Loan shall be used by Borrower only to purchase shares of AMREP Common Stock for his own account, and Borrower hereby represents and agrees that he will so use the proceeds.
           (b) Borrower hereby confirms his oral representation to the Board of Directors of AMREP that his net worth is in excess of $500,000.

       3. The Loan shall be unsecured and shall be made either at one time or in installments from time to time on onsuch date or dates as Borrower shall request by letter substantially in the form of Exhibit "A" hereto, provided that no portion of the Loan shall be made after September 23, 1998, nor after such date as Borrower ceases to be an employee of AMREP.

       4. (a) Borrower shall pay interest on the amount of the Loan from time to time outstanding at a rate equal to the average rate of interest paid by AMREP and its subsidiaries (on a weighted basis) for borrowed money during the twelve months ending the September 30th next preceding the interest payment date as determined by the Treasurer of AMREP. In determining such rate of interest there shall be excluded origination fees, commitment fees, the effect of compensating balances and similar costs.
           (b) Interest shall be paid monthly on the first day of each month. The interest payment due on each October 1st shall be computed at the rate payable during the preceding twelve months and an appropriate adjustment shall be made when the current rate has been determined.

       5. Borrower shall repay to AMREP on each anniversary of the first borrowing hereunder an amount equal to ten percent (10%) of the aggregate amount borrowed prior to such payment date. The entire unpaid balance of principal of the Loan shall be repaid on the fifth anniversary of the first borrowing hereunder.

       6. The principal may be repaid without premium or penalty in whole or in part at any time or from time to time, at the option of Borrower. Optional prepayments shall be applied to reduce mandatory payments in the inverse order of their due dates.
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       7.  Anything herein to the contrary notwithstanding:
           (a) The entire unpaid balance of principal of the Loan shall become immediately due and payable if Borrower shall be in default in the making of any payment of interest or principal when due and such default shall continue for five days after notice of such default shall be given Borrower.
           (b) The entire unpaid balance of principal shall be payable ninety
(90) days following the occurrence of any of the following:
           (i)    Borrower shall die.
          (ii)    Borrower shall voluntarily leave the
    employ of AMREP for reasons other than illness or disability.
         (iii)    Borrower shall be discharged as an
    employee of AMREP for cause.

  8. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                           AMREP CORPORATION


                           By /s/ Rudolph J. Skalka
                              ---------------------
                                  Vice President



                           /s/ Anthony B. Gliedman
                           -----------------------
                                  Anthony B. Gliedman

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Exhibit 10(l)





                         AMREP CORPORATION
                         -----------------

            BONUS PLAN FOR EXECUTIVES AND KEY EMPLOYEES
            -------------------------------------------




1. PURPOSE
   -------

      The Plan is intended to expand and improve the profitability and prosperity of AMREP Corporation for the benefit of its stockholders by including in the total compensation of certain executives and other key employees of the Corporation and its subsidiaries, incentive compensation measured by the profits of the Corporation to the extent such profits exceed certain formula amounts.


2. DEFINITIONS
   -----------

      (a) As used herein the following terms shall have the meanings set forth:

      "Year" means the fiscal year of the Corporation.

      "Net Income" for a Year means the after-tax consolidated income of the Corporation and its subsidiaries for such Year from continuing operations determined in accordance with generally accepted accounting principles consistently applied but without deduction for the Bonus Pool (hereafter defined).

      "CPI" means the Consumer Price Index for All Urban Consumers (CPI-U) United States City Averages (l967=100) issued by the Bureau of Labor Statistics of the United States Department of Labor or, if such Index shall be changed or discontinued, such other comparable or revised index as may be issued by the Bureau of Labor Statistics or another Agency of the United States Government.

      "Shareholders' Equity" for a Year means the share-
   holders' equity in the Corporation determined in accordance with generally accepted accounting principles consistently applied as at April 30 of the preceding Year.
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       "Inflation Adjustment" for a Year means the product of (x) the
   Shareholders' Equity for such Year times (y) the percentage by which the CPI for the April of such Year exceeds the CPI for the April of the preceding Year. If the CPI for the April of a Year is less than the CPI for the April of the preceding Year, the Inflation Adjustment for such Year shall be 0.

      "Return on Equity" for a Year means 5.l% of the Shareholders' Equity for such Year.

      "Rate" for a Year shall mean the provision in the consolidated statements of income of the Corporation and its Subsidiaries for income taxes for such Year divided by the income before provision for income taxes for such Year.

      "Bonus Pool Earnings" for a Year means the amount determined by first deducting from the Net Income for such Year both the Inflation Adjustment for such Year and the Return on Equity for such Year and then multiplying the
   resulting sum by     1
                     ----
                1 - Rate.

      "Bonus Pool" for a Year shall mean l5% of the Bonus
   Pool Earnings, if any, for such Year.


3. ALLOCATION OF BONUS POOL
   ------------------------

      (a) From the Bonus Pool for a Year, there shall be paid to the Chief Executive Officer of the Corporation an amount equal to the lesser of (i) the salary of the Chief Executive Officer paid with respect to said Year and (ii) 25% of the Bonus Pool.

      (b) The portion of the Bonus Pool for a Year remaining after the payment to the Chief Executive Officer shall be distributed amongst the other executives and key employees of the Corporation and its subsidiaries in such percentages as the Chief Executive Officer of the Corporation shall determine, provided that the maximum amount distributed to any person shall not exceed that person's salary for that Year.